                                                                    EXHIBIT 99.1


PETROGLYPH ENERGY, INC. ANNOUNCES ACQUISITION OF PRODUCING PROPERTIES AND CLOSING OF PRIVATE PLACEMENT

         HUTCHINSON, Kansas, December 28, 1999 -- Petroglyph Energy, Inc. (NASDAQ:PGEI) announced the execution of a Purchase and Sale Agreement with III Exploration Company, a wholly-owned subsidiary of Intermountain Industries, Inc., which is the Company's current majority stockholder. Pursuant to the terms of the Purchase and Sale Agreement, Petroglyph has agreed to purchase certain oil and gas producing properties, located primarily in the Uinta Basin of Utah, from III Exploration, in exchange for the issuance of 250,000 shares of Series A Convertible Preferred Stock. The Purchase and Sale Agreement follows a letter of intent dated November 30, 1999 between Petroglyph and III Exploration , which outlined the basic terms of the acquisition, and provides for an effective transaction date of November 1, 1999. The preferred stock will pay dividends at a rate of 8% per annum. The payments will be due quarterly and will be payable in additional shares of the preferred stock for the first eight payments and in cash for any subsequent quarters. The preferred stock will be convertible, beginning two years from the date of issuance, into shares of common stock at a conversion price of $3.50 per share of common stock, based on the preference amount of $10.00 per preferred share. The Company has the option to redeem the preferred stock at any time after the third anniversary of the issuance of the shares in whole or in part at a redemption price of $12.00 per preferred share. The acquisition of the properties and the issuance of the preferred stock is contingent upon Petroglyph stockholder approval. The Company intends to file a proxy statement with the Securities and Exchange Commission in anticipation of a special meeting and vote of the stockholders early in 2000.

         Robert Murdock, President and CEO of Petroglyph, said "This acquisition will significantly increase the Company's producing reserves, while further concentrating our investment in successful Uinta Basin waterflood oil production. Additionally, the properties will provide an improvement to production and cash flow per share during 2000 from existing levels."

PRIVATE PLACEMENT

Additionally, in a separate transaction, the Company announced the sale today of 1,000,000 shares of common stock to III Exploration . The issuance was effected through a privately negotiated sale between the Company and III Exploration, with a purchase price of $2.00 per share, for aggregate proceeds to the Company of $2,000,000. The common stock issued in the private placement has not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Company intends to use the proceeds from the sale for working capital, to finance existing operations and to finance a portion of the Company's 2000 development plans in its Uinta Basin and Raton Basin properties.

         Petroglyph Energy, Inc. is an independent energy company located in Hutchinson, Kansas engaged in the exploration, development and acquisition of oil and gas properties. Petroglyph's properties are concentrated in Utah and Colorado.

FORWARD LOOKING STATEMENTS

         Certain statements contained herein constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include but are not limited to risks inherent in drilling and other development activities, the timing and extent of changes in commodity prices, unforeseen engineering and mechanical or technological difficulties in drilling wells, inaccuracies in measurement, implementing enhanced oil or coalbed methane gas recovery programs, the availability, proximity and capacity of refineries, pipelines and processing facilities, shortages or delays in the delivery of equipment and services, land issues, federal and state regulatory developments and other risks more fully described in Petroglyph's filings with the Securities and Exchange Commission.

         For additional information, contact Tim A. Lucas, Vice President and Chief Financial Officer or Robert C. Murdock, President and CEO at telephone
(316) 665-8500 or by fax at (316) 665-8577.